UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      March 24, 2010 (March 23, 2010)

CLARCOR Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN	37067
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	615-771-3100

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers

5.02(b) On March 23, 2010, Bruce A. Klein, the Company’s Vice President - Chief Financial Officer and principal accounting officer, announced that he will retire from the Company effective on or about June 1, 2010.  Mr. Klein is relinquishing his current positions immediately, but will serve as the Company’s Vice President of Strategic Initiatives until his retirement.

 5.02(c)  On March 23, 2010, the Company’s Board of Directors (“Board”) named David J. Fallon, 40, as Mr. Klein’s successor as Vice President - Chief Financial Officer and principal accounting officer, effective immediately.  Mr. Fallon was originally hired as the Company’s Vice President of Finance in June 2009 and has been working for the Company in that capacity continuously since.

From January 2006 until June 2009, Mr. Fallon was the Chief Financial Officer and principal accounting officer of Noble International Ltd. (“Noble”), a Tier I supplier to the automotive industry, with global manufacturing operations and revenues of approximately $1 billion, whose shares were publicly listed on NASDAQ under the symbol NOBL.

Mr. Fallon served as Noble’s Vice President of Finance from 2003 until he assumed the position of Noble’s Chief Financial Officer in 2006.  In his role as Chief Financial Officer of Noble, Mr. Fallon was responsible for substantially all of the same functions for which he will have responsibility at the Company, including oversight of all domestic and foreign accounting, treasury and financial functions, financial reporting responsibilities with the U.S. Securities and Exchange Commission (“SEC”) and investor relations pertaining to financial matters.

When he joined the Company in 2009, Mr. Fallon entered into a Change of Control Agreement, the terms of which are substantively identical to the Change of Control Agreements in place between the Company and its other executive officers, and summarized under the heading “Employment and Change of Control Agreements” in the Company’s proxy statement filed with the SEC on February 12, 2010.   Mr. Fallon’s Change of Control Agreement provides that he will be entitled to receive one year’s compensation and benefits (and certain other rights) in the event his employment is terminated by the Company without cause or by Mr. Fallon for good reason in the one year period following a defined Change of Control of the Company, but that if and when Mr. Fallon is appointed to the position of Vice President – Chief Financial Officer, he will be entitled to three years’ compensation and benefits (and certain other rights) if his employment is terminated within three years following such a Change of Control.  Consequently, the Board’s appointment of Mr. Fallon to the position of Vice President – Chief Financial Officer has triggered this provision of his Change of Control Agreement.  The foregoing description does not purport to be a complete description of all the terms of Mr. Fallon’s Change of Control Agreement and is qualified in its entirety by reference to the form of Change of Control Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report filed on Form 8-K with the SEC on December 30, 2008, and is incorporated by reference herein.

Mr. Fallon is not a party to any other material plan, contract or arrangement with the Company, nor has any other material plan, contract or arrangement to which he is a party been modified as a result of Mr. Fallon’s promotion described above.

Mr. Fallon has no familial relationships nor related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K (17 CFR 229.401(d) and 229.404(a)) in connection with his promotion described above.

Item 5.07	Submission of Matters to a Vote of Security Holders

On March 23, 2010, the Company held its 2010 Annual Meeting of Shareholders. The following two matters were considered and voted upon at the meeting:

•	The election of Robert Burgstahler, Paul Donovan and Norman Johnson to serve as directors of the Company for a term of three years each; and

•	The ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending November 27, 2010.

Each of the above-named nominees for director was duly elected and the appointment of PricewaterhouseCoopers was duly ratified. The voting results for each nominee and in respect of the ratification were as follows:

Election of Directors

Candidate	For	Withheld	Non-Votes

Robert Burgstahler	42,227,213	2,261,189	2,374,169

Paul Donovan	42,228,048	2,260,355	2,374,169

Norman Johnson	42,843,884	1,644,518	2,374,169

Auditor Ratification

For	46,318,772

Against	525,893

Abstain	17,905

Non-Votes	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President – General Counsel and Corporate Secretary

Date: March 24, 2010